Exhibit 16.1

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re: Tungsten Corp.

Ladies and Gentlemen:

We have read Item 4.01 of Tungsten Corp.'s Current Report on Form 8-K dated July 2, 2015, captioned "Changes in Registrant's Certifying Accountant," and are in agreement with the statements contained therein, as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,


/s/ Li and Company, PC
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Li and Company, PC
August 7, 2015